NEWS		Exhibit 99
	For Release:	July 29, 2011
	Investor Contact:	Tim Thorp
218-723-3953
tthorp@allete.com

ALLETE reports second quarter 2011 financial results;
reaffirms earnings guidance

ALLETE, Inc. (NYSE: ALE) today reported second quarter 2011 earnings of 48 cents per share and net income of $17 million, compared to earnings of 57 cents per share and net income of $19.4 million in last year’s second quarter. Revenue for the quarter increased four percent to $219.9 million from $211.2 million a year ago.

Income from ALLETE’s Regulated Operations segment was similar to last year’s second quarter at $18.3 million, and reflected a $2.9 million, or eight cents per share, income tax benefit. This non-recurring benefit resulted from the Minnesota Public Utilities Commission’s approval of our request to defer the retail portion of last year’s tax charge for the Patient Protection and Affordable Care Act (PPACA).

Regulated Operations income for the quarter also included a $2.6 million benefit from the implementation of final electric rates and cost recovery rider revenue, and a $1.5 million impact from higher retail and municipal electric sales.

Operating and maintenance expenses for the segment increased by $7.9 million, compared to the same period a year ago. The second quarter of 2011 also recorded higher depreciation and interest expenses related to the company’s recent investments in environmental improvements, renewable energy production and transmission assets.

“Results for the quarter were consistent with our expectations,” said ALLETE Chairman, President and CEO Alan R. Hodnik. “It is important to note that the year-to-date increase in operating and maintenance expenses was anticipated, and was primarily related to scheduled maintenance projects at Minnesota Power’s generating stations. For the full year, however, we expect operations and maintenance expenses to be comparable to those in 2010.”

In the Investments and Other segment, ALLETE recorded a net loss of $1.3 million in the second quarter of 2011, compared to income of $1.2 million in the year-ago period. Last year’s quarterly income included a $1.1 million benefit from the successful resolution of a state income tax audit. Income from BNI Coal was about the same as in 2010. ALLETE Properties recorded no sales during the period, but reduced its operating expenses compared to last year. Quarterly results for this segment also included an increase in investment-related expenses for 2011.

An increase in the average number of common shares outstanding, with proceeds used to fund the company’s capital investment program, had a dilutive impact of two cents per share for the quarter.

“I’m pleased with our progress this year, both financially and operationally, and ALLETE is in great position to meet its 2011 earnings guidance of between $2.40 and $2.60 per share, excluding the tax benefit related to the PPACA,” Hodnik said.

“Since the beginning of the year, we’ve made significant strides in executing a strategy that will build value over the long term. We’ve signed a long-term power purchase agreement with Manitoba Hydro; announced plans to build the Bison 2 and 3 wind energy projects; signed new wholesale electric service contracts with 16 municipal customers through at least 2019; participated in negotiations resulting in a long-term electric service contract between Essar Steel Minnesota and one of our municipal customers, the City of Nashwauk; and launched a new business, ALLETE Clean Energy. It is an exciting time for ALLETE.”

The company will host a conference call and webcast at 10:00 a.m. Eastern time today to discuss details of its performance for the year. Interested parties may listen live by calling (877) 303-5852, or by accessing the webcast at www.allete.com. A replay of the call will be available through August 2, 2011 by dialing (800) 642-1687, pass code 78840521.

ALLETE’s corporate headquarters are in Duluth, Minn. In addition to its electric utilities, Minnesota Power and Superior Water, Light & Power Co. of Wisconsin, ALLETE owns BNI Coal in Center, N.D., ALLETE Clean Energy, also based in Duluth, and has an eight percent equity interest in the American Transmission Co. More information about the company is available at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

ALLETE’s press releases and other communications may include certain non-Generally Accepted Accounting Principles (GAAP) financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings (loss) per share. ALLETE’s management believes that these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of changes in the fundamental earnings power of the Company’s operations. Management believes that the presentation of the non-GAAP financial measures is appropriate and enables investors and analysts to more accurately compare the company’s ongoing financial performance over the periods presented.

ALLETE, Inc.

Consolidated Statement of Income
Millions Except Per Share Amounts – Unaudited
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating Revenue	$219.9	$211.2	$462.1	$444.8

Operating Expenses
Fuel and Purchased Power	76.0	74.3	155.0	154.1
Operating and Maintenance	95.7	85.4	185.8	173.1
Depreciation	22.1	19.8	44.4	39.8
Total Operating Expenses	193.8	179.5	385.2	367.0

Operating Income	26.1	31.7	76.9	77.8

Other Income (Expense)
Interest Expense	(11.0)	(9.5)	(21.7)	(18.4)
Equity Earnings in ATC	4.6	4.4	9.0	8.9
Other	1.0	2.2	1.8	3.2
Total Other Expense	(5.4)	(2.9)	(10.9)	(6.3)

Income Before Non-Controlling Interest and Income Taxes	20.7	28.8	66.0	71.5
Income Tax Expense	3.8	9.4	12.0	29.3
Net Income	16.9	19.4	54.0	42.2
Less: Non-Controlling Interest in Subsidiaries	(0.1)	–	(0.2)	(0.2)
Net Income Attributable to ALLETE	$17.0	$19.4	$54.2	$42.4

Average Shares of Common Stock
Basic	35.0	34.1	34.8	34.0
Diluted	35.1	34.2	34.9	34.1

Basic Earnings Per Share of Common Stock	$0.49	$0.57	$1.56	$1.25
Diluted Earnings Per Share of Common Stock	$0.48	$0.57	$1.55	$1.25

Dividends Per Share of Common Stock	$0.445	$0.44	$0.89	$0.88

Consolidated Balance Sheet
Millions – Unaudited
	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
	2011	2010		2011	2010
Assets			Liabilities and Shareholders' Equity
Cash and Short-Term Investments	$79.4	$51.6	Current Liabilities	$116.0	$158.9
Other Current Assets	153.8	188.1	Long-Term Debt	770.7	771.6
Property, Plant and Equipment	1,861.1	1,805.6	Other Liabilities	323.8	324.8
Regulatory Assets	290.2	310.2	Regulatory Liabilities	43.4	43.6
Investment in ATC	96.3	93.3	Deferred Income Taxes & Investment Tax Credits	353.8	325.2
Investments	129.0	126.0	Shareholders' Equity	1,037.8	985.0
Other	35.7	34.3
Total Assets	$2,645.5	$2,609.1	Total Liabilities and Shareholders' Equity	$2,645.5	$2,609.1

ALLETE
CONSOLIDATED STATEMENT OF CASH FLOWS
Millions – Unaudited

	Six Months Ended
	June 30,
	2011	2010

Operating Activities
Net Income	$54.0	$42.2
Allowance for Funds Used During Construction	(1.1)	(2.1)
Income from Equity Investments, Net of Dividends	(0.9)	(1.4)
Gain on Sale of Assets	(0.7)	(0.7)
Depreciation Expense	44.4	39.8
Amortization of Debt Issuance Costs	0.5	0.5
Deferred Income Tax Expense	11.8	23.1
Share-Based Compensation Expense	1.1	1.1
ESOP Compensation Expense	3.6	3.5
Bad Debt Expense	0.5	0.5
Changes in Operating Assets and Liabilities
Accounts Receivable	27.2	10.1
Inventories	(1.3)	(0.1)
Prepayments and Other	8.0	2.4
Accounts Payable	(17.7)	(10.4)
Other Current Liabilities	(10.1)	(3.7)
Changes in Regulatory and Other Non-Current Assets	(2.5)	5.1
Changes in Defined Benefit Pension and Other Postretirement Benefit Plans	(8.5)	(0.4)
Changes in Regulatory and Other Non-Current Liabilities	21.7	(1.0)
Cash from Operating Activities	130.0	108.5

Investing Activities
Proceeds from Sale of Available-for-sale Securities	7.2	0.5
Payments for Purchase of Available-for-sale Securities	(1.2)	(1.4)
Investment in ATC	(1.4)	(1.2)
Changes to Other Investments	(1.4)	(0.6)
Additions to Property, Plant and Equipment	(91.6)	(79.5)
Proceeds from Sale of Assets	1.4	–
Cash for Investing Activities	(87.0)	(82.2)

Financing Activities
Proceeds from Issuance of Common Stock	22.9	15.2
Proceeds from Issuance of Long-Term Debt	–	80.0
Payments on Long-Term Debt	(1.5)	(69.9)
Debt Issuance Costs	–	(0.7)
Dividends on Common Stock	(31.4)	(30.8)
Changes in Notes Payable	1.5	(0.5)
Cash for Financing Activities	(8.5)	(6.7)

Change in Cash and Cash Equivalents	34.5	19.6
Cash and Cash Equivalents at Beginning of Period	44.9	25.7

Cash and Cash Equivalents at End of Period	$79.4	$45.3

	Quarter Ended		Year to Date
	June 30,		June 30,
ALLETE, Inc.	2011	2010	2011	2010
Income (Loss)
Millions
Regulated Operations	$18.3	$18.2	$56.7	$43.1
Investments and Other	(1.3)	1.2	(2.5)	(0.7)
Net Income Attributable to ALLETE	$17.0	$19.4	$54.2	$42.4

Statistical Data
Corporate
Common Stock
High	$41.43	$37.87	$41.43	$37.87
Low	$37.87	$32.90	$36.33	$29.99
Close	$41.04	$34.24	$41.04	$34.24
Book Value	$28.23	$26.97	$28.23	$26.97

Kilowatt-hours Sold
Millions
Regulated Utility
Retail and Municipals
Residential	238	229	600	586
Commercial	328	327	704	699
Municipals	230	228	499	493
Industrial	1,782	1,728	3,620	3,157
Total Retail and Municipal	2,578	2,512	5,423	4,935
Other Power Suppliers	614	736	1,154	1,539
Total Regulated Utility	3,192	3,248	6,577	6,474
Non-regulated Energy Operations	25	28	51	60
Total Kilowatt-hours Sold	3,217	3,276	6,628	6,534

Regulated Operations includes our regulated utilities, Minnesota Power and SWL&P, as well as our investment in ATC, a Wisconsin-based utility that owns and maintains electric transmission assets in parts of Wisconsin, Michigan, Minnesota, and Illinois. Investments and Other is comprised primarily of BNI Coal, our coal mining operations in North Dakota, and ALLETE Properties, our Florida real estate investment. This segment also includes a small amount of non-rate base generation, land available-for-sale in Minnesota and earnings on cash and short-term investments.

		Regulated	Investments
	Consolidated	Operations	and Other
Millions
For the Quarter Ended June 30, 2011
Operating Revenue	$219.9	$201.8	$18.1
Fuel and Purchased Power Expense	76.0	76.0	–
Operating and Maintenance Expense	95.7	77.2	18.5
Depreciation Expense	22.1	20.9	1.2
Operating Income (Loss)	26.1	27.7	(1.6)
Interest Expense	(11.0)	(9.1)	(1.9)
Equity Earnings in ATC	4.6	4.6	–
Other Income	1.0	0.6	0.4
Income (Loss) Before Non-Controlling Interest and Income Taxes	20.7	23.8	(3.1)
Income Tax Expense (Benefit)	3.8	5.5	(1.7)
Net Income (Loss)	16.9	18.3	(1.4)
Less: Non-Controlling Interest in Subsidiaries	(0.1)	–	(0.1)
Net Income (Loss) Attributable to ALLETE	$17.0	$18.3	$(1.3)

		Regulated	Investments
	Consolidated	Operations	and Other
Millions
For the Quarter Ended June 30, 2010
Operating Revenue	$211.2	$194.1	$17.1
Fuel and Purchased Power Expense	74.3	74.3	–
Operating and Maintenance Expense	85.4	69.3	16.1
Depreciation Expense	19.8	18.7	1.1
Operating Income (Loss)	31.7	31.8	(0.1)
Interest Expense	(9.5)	(7.7)	(1.8)
Equity Earnings in ATC	4.4	4.4	–
Other Income	2.2	1.1	1.1
Income (Loss) Before Non-Controlling Interest and Income Taxes	28.8	29.6	(0.8)
Income Tax Expense (Benefit)	9.4	11.4	(2.0)
Net Income	19.4	18.2	1.2
Less: Non-Controlling Interest in Subsidiaries	–	–	–
Net Income Attributable to ALLETE	$19.4	$18.2	$1.2

		Regulated	Investments
	Consolidated	Operations	and Other
Millions
For the Six Months Ended June 30, 2011
Operating Revenue	$462.1	$424.8	$37.3
Fuel and Purchased Power Expense	155.0	155.0	–
Operating and Maintenance Expense	185.8	148.4	37.4
Depreciation Expense	44.4	42.1	2.3
Operating Income (Loss)	76.9	79.3	(2.4)
Interest Expense	(21.7)	(17.7)	(4.0)
Equity Earnings in ATC	9.0	9.0	–
Other Income	1.8	1.2	0.6
Income (Loss) Before Non-Controlling Interest and Income Taxes	66.0	71.8	(5.8)
Income Tax Expense (Benefit)	12.0	15.1	(3.1)
Net Income (Loss)	54.0	56.7	(2.7)
Less: Non-Controlling Interest in Subsidiaries	(0.2)	–	(0.2)
Net Income (Loss) Attributable to ALLETE	$54.2	$56.7	$(2.5)

As of June 30, 2011
Total Assets	$2,645.5	$2,381.6	$263.9
Property, Plant and Equipment – Net	$1,861.1	$1,808.9	$52.2
Accumulated Depreciation	$1,062.6	$1,011.3	$51.3
Capital Additions	$79.7	$69.3	$10.4

		Regulated	Investments
	Consolidated	Operations	and Other
Millions
For the Six Months Ended June 30, 2010
Operating Revenue	$444.8	$410.2	$34.6
Fuel and Purchased Power Expense	154.1	154.1	–
Operating and Maintenance Expense	173.1	139.1	34.0
Depreciation Expense	39.8	37.7	2.1
Operating Income (Loss)	77.8	79.3	(1.5)
Interest Expense	(18.4)	(15.3)	(3.1)
Equity Earnings in ATC	8.9	8.9	–
Other Income	3.2	2.3	0.9
Income (Loss) Before Non-Controlling Interest and Income Taxes	71.5	75.2	(3.7)
Income Tax Expense (Benefit)	29.3	32.1	(2.8)
Net Income (Loss)	42.2	43.1	(0.9)
Less: Non-Controlling Interest in Subsidiaries	(0.2)	–	(0.2)
Net Income (Loss) Attributable to ALLETE	$42.4	$43.1	$(0.7)

As of June 30, 2010
Total Assets	$2,447.8	$2,211.2	$236.6
Property, Plant and Equipment – Net	$1,671.7	$1,627.4	$44.3
Accumulated Depreciation	$1,007.5	$959.4	$48.1
Capital Additions	$85.1	$85.0	$0.1

Our capital expenditures for 2011 are expected to be approximately $280 million. For the six months ended June 30, 2011, capital expenditures totaled $79.7 million ($85.1 million for the six months ended June 30, 2010). The expenditures were primarily made in the Regulated Operations segment.

ALLETE’s projected capital expenditures for the years 2011 through 2015 are presented in the table below. Actual capital expenditures may vary from the estimates due to changes in forecasted plant maintenance, regulatory decisions or approvals, future environmental requirements, base load growth, capital market conditions or executions of new business strategies.

Capital Expenditures	2011	2012	2013	2014	2015	Total
Millions
Regulated Utility Operations
Base and Other	$107	$97	$92	$94	$99	$489
Current Cost Recovery (a)
Renewable (b)	124	291	4	8	1	428
Transmission (c)	26	26	32	20	11	115
Total Current Cost Recovery	150	317	36	28	12	543
Regulated Utility Capital Expenditures	257	414	128	122	111	1,032
Other	21	25	14	8	8	76
Total Capital Expenditures	$278	$439	$142	$130	$119	$1,108
(a)	Estimated current capital expenditures recoverable outside of a rate case.
(b)	Renewable riders include Bison 1, Bison 2, Bison 3 and Hibbard Projects.
(c)	Transmission capital expenditures include CapX2020 projects.

Pending environmental regulations could result in significant capital expenditures in the future that are not included in the table above. Currently, future CapX2020 transmission projects are under discussions. Minnesota Power may elect to participate on a project-by-project basis.

This exhibit has been furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.